SUPPLEMENTAL AGREEMENT V

The following terms and conditions of this SUPPLEMENTAL AGREEMENT V dated as of 11th January 2012 are supplemental to the Loan Agreement dated 31st December 2007 (the "**Loan Agreement**"), Supplemental Agreement dated 22nd September 2008 , Supplemental Agreement II dated 21st January 2009 and Supplemental Agreement III dated 25th January 2010 and Supplemental Agreement IV dated 8th February 2011 together with the request for waiver of interests dated 14th December, 2011 made by and between **MAYNE MANAGEMENT LIMITED**, a Company incorporated in British Virgins Islands and having its registered office at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as ("**Party A**") and **UNIVISION ENGINEERING LIMITED**, a Company incorporated under the laws of the Hong Kong Special Administrative Region of the People's Republic of China and having its registered office at 8/F., Lever Tech Centre, 69-71 King Yip Street, Kwun Tong, Kowloon, Hong Kong as ("**Party B**"). The Supplemental Agreements and the request for waiver of interests together with this Supplemental Agreement V shall form an integral part of the Loan Agreement.

Defined terms used in this Supplemental Agreement V shall have the same meanings as set out in the Loan Agreement and

1. The term of the Loan shall be extended from 1st April 2012 to 31st March 2013.
2. The outstanding loan balance due to Party A by Party B as of the date of this Agreement shall be United States Dollars Three Million Nine Hundred Seventy Four Thousand Three Hundred Fifty Eight and Cents Ninety Seven Only (USD3,974,358.97).
3. Party A undertakes not to exercise its right to exchange the total or part of the Loan amount to the convertible bond of Party B during the term of the Loan Agreement ending 31st March 2013. Such undertaking shall not prejudice any rights, entitlements or interest of Party A in the Event of Default.
4. Party A and Party B hereby agree that Party A reserves the right to add, vary or modify the terms and conditions of the Loan Agreement at any time.
5. Party A an Party B hereby represent and warrant to each other that the undersigned has been granted and delegated with the necessary authority and capability to enter into this Supplemental Agreement V.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement V as of the date first written above.

Party A: **MAYNE MANAGEMENT LIMITED**
For and on behalf of
Mayne Management Limited

For and on behalf of
STG Corporate Management Limited

Authorised Signature(s)
(Signature)
Name: STG Corporate Management Limited represented by
Ms. Bonny Fay LANDERS
Title: Sole Director

Witnessed by:
Name of witness: LAI MUK LAN, PETRA

Party B: **UNIVISION ENGINEERING LIMITED**
For and on behalf of
Univision Engineering Limited

For and on behalf of
UNIVISION ENGINEERING LIMITED

Authorised Signature(s)

(Signature)
Name: YIP KWOK FAI
Title: Finance Director
Witnessed by:
Name of witness: IAN CHEUNG